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

                                                       JULY 31,   JULY 31,  JULY 31,   JULY 31,
                                                         1997       1996      1995       1994
                                                       --------   --------  --------   --------
Item 503(0-3)
Earnings Before Income Taxes and Extraordinary Item    $ 79,858   $ 70,088   $47,820   $34,746
Fixed Charges:
Total interest expense                                   36,900     33,200    37,500    30,300
Amortization of deferred financing fees                      42         42        42        42
                                                       --------   --------   -------   -------
    Total fixed charges                                  36,942     33,242    37,542    30,342
Adjusted Earnings Before Income Taxes
                                                       --------   --------   -------   -------
Extraordinary Item and Fixed Charges                   $116,800   $103,330   $85,362   $65,088
                                                       ========   ========   =======   =======

Ratio of Earnings to Fixed Charges                          3.2x       3.1x      2.3x      2.1x
                                                       ========   ========   =======   =======
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